EXHIBIT 10.1
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (the “Agreement”) dated as of May 8, 2007 is by and among Renegy Holdings, Inc., a Delaware corporation (the “Company”) and Robert W. Zack (the “Executive”), effective as of the Effective Date (as defined in Section 2).
Background
     The Company is entering into that certain Contribution and Merger Agreement by and among the Company, Catalytica Energy Systems, Inc. (“Catalytica”), Snowflake Acquisition Corporation, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “CMA”).
     In connection with the transactions contemplated under the CMA (the “Merger”), Executive’s Amended and Restated Employment Agreement (the “Employment Agreement”) with Catalytica is being assumed by the Company effective as of the Closing (as defined in the CMA).
Agreement
     In addition to the noncompete and non-solicitation provisions contained in Executive’s Employment Agreement and in consideration for Executive’s continued employment with the Company following the Closing of the Merger, the Company and Executive mutually agree as follows:
     1. Noncompete During Term of Employment Agreement.
          (a) During the term of Executive’s Employment Agreement, except in accordance with his employment duties to and on behalf of the Company and with respect to Permitted Activities (as defined Section 1(d)), Executive will not participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in a business competitive with the business of the Company or any of its subsidiaries conducted during the term of the Executive’s employment with the Company, or which is being actively developed during the term of the Executive’s employment with the Company.
          (b) Notwithstanding the provisions of Section 1(a), Executive may, without violating Section 1(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition (as defined in the Employment Agreement) where the number of shares of such corporation’s capital stock that are owned by Executive represent less than three percent (3%) of the total number of shares of such corporation’s capital stock outstanding.

          (c) Executive represents that he is (i) familiar with the foregoing covenant not to compete, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the scope of these covenants.
          (d) For the purposes of this Agreement, “Permitted Activities” shall mean engaging in any businesses activities and investments of the Executive or its affiliates that are not directly related to the renewable energy industry and that do not constitute a “Renewable Energy Project” (as defined in the CMA).
     2. Effective Date. This Agreement shall become effective as of the Effective Time (as defined in the CMA).
     3. Miscellaneous.
          (a) Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Arizona applicable to contracts executed and to be wholly performed within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration shall be held in Maricopa County or in such other place as the parties hereto may agree.
          (b) Entire Agreement; Waiver. This Agreement and all agreements referenced herein contain the entire agreement and understanding of the parties and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.
          (c) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.
          (d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          (e) Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     IN WITNESS WHEREOF, Renegy Holdings, Inc. has caused by instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

EXHIBIT 10.1

RENEGY HOLDINGS, INC.

By	/s/ Richard M. Weinroth	/s/ Robert Zack

	Richard M. Weinroth Director	Robert Zack
Signature Page to Noncompetition Agreement